Exhibit 10.5

SPANSION INC.,

as Parent

and

SPANSION LLC, and

certain of its subsidiaries party hereto,

as Borrowers

LOAN AND SECURITY AGREEMENT

Dated as of May 10, 2010

$65,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Sole Lead Arranger,

Sole Bookrunner, and Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice

Schedule 1.1	Revolver Commitments of Lenders
Schedule 1.1E	Existing Letters of Credit
Schedule R-1	Real Estate Collateral
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.13	Compliance with Laws
Schedule 9.1.14	Environmental Matters/Environmental Notice
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 9.1.21	Payable Practices
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Investments
Schedule 10.2.17	Existing Affiliate Transactions
Schedule 10.2.18	Plans

-v-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of May 10, 2010, among SPANSION INC., a Delaware corporation (“Parent”), SPANSION LLC, a Delaware limited liability company (“Spansion”) and certain of Spansion’s subsidiaries party hereto (such subsidiaries together with Spansion, individually, a “Borrower” and, collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent, as Sole Lead Arranger, as Sole Bookrunner, and as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Revolver Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	≥ 1.50:1.00	1.75%	2.75%
II	≥ 1.25:1.00 < 1.50:1.00	2.00%	3.00%
III	≥ 1:00:1.00 < 1.25:1.00	2.25%	3.25%
IV	< 1:00:1.00	3.00%	4.00%

During the first Loan Year, margins shall be 3.50% with respect to LIBOR Revolver Loans and 2.50% with respect to Base Rate Revolver Loans. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Block: $0; provided, that if immediately prior to the making of any mandatory prepayment of the Term Loan as set forth in Section 2.03(b)(i) of the Term Loan Agreement Agent determines on a pro forma basis using the information provided in the notice given to Agent pursuant to Section 10.1.3(n), that after the making of any mandatory prepayment of the Term Loan as set forth in Section 2.03(b)(i) of the Term Loan Agreement, the sum of Availability plus Qualified Cash will be less than $100,000,000 (such deficiency being defined as the “Pro Forma Liquidity Deficiency”), immediately prior to the making of such mandatory prepayment the Availability Block shall be increased to the greater of (i) 10% of the aggregate Revolver Commitments then in effect, and (ii) the Pro Forma Liquidity Deficiency.

Availability Reserve: the sum (without duplication) of (a) the LC Reserve; (b) the Bank Product Reserve; (c) the Dilution Reserve; (d) the Availability Block, (e) the aggregate amount of liabilities secured by Liens (other than Liens in favor of the Term Loan Agent securing Borrowers’ obligations under the Term Loan Documents) upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing (other than those provided by Bank of America or its Affiliates) to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Bankruptcy Court: the United States Bankruptcy Court for the District of Delaware.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30-day interest period as determined on such day, plus 2.50%.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Revolver Loans of one Type that are made on the same day or are converted into Revolver Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve, minus the Availability Block; or (b) the sum of the Domestic Accounts Formula Amount, plus the Foreign Accounts (Qualified) Formula Amount, plus the Foreign Accounts (Other) Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Stock: means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis; or

(b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the equity securities of Parent entitled to elect a majority of members of the board of directors or equivalent governing body of Parent; or

(c) Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Capital Stock in any Borrower or Spansion Technology LLC; provided, that if Spansion Technology LLC is dissolved in accordance with the terms of this Agreement and Parent becomes the sole shareholder of Spansion as a result thereof such dissolution shall not result in a Change of Control; or

(d) for any reason whatsoever (other than in connection with and as described in the Plan of Reorganization), from and after the Plan Effective Date, a majority of the board of directors of any Borrower ceases to be occupied by Persons who either (i) were members of the board of directors of such Borrower on the Plan Effective Date, or (ii) were nominated for election or appointed by the board of directors such Borrower, a majority of whom were directors on the Plan Effective Date or whose election or nomination for election was previously approved by a majority of such directors; or

(e) a “change of control” or any comparable term under, and as defined in, the Term Loan Agreement and the UBS Credit Line Documents (as such term is defined in the Term Loan Agreement), if applicable, shall have occurred (but only so long as any such document or agreement remains in effect and only to the extent not waived under any such document or agreement).

Chapter 11 Case: means, collectively, the Insolvency Proceedings commenced by Borrower, Parent and several of their Affiliates on March 1, 2009, under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which proceedings are jointly administered under case number 09-10690.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Revolver Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended from time to time.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment Increase Effective Date: as defined in Section 2.2(c).

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, list all outstanding Bank Products, indicate balances of Borrowers’ Qualified Cash and calculate the applicable Level for the Applicable Margin.

Confirmation Order: the order (which order shall be reasonably satisfactory to Agent and Lenders) of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, together with all schedules and exhibits thereto.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of non-performance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Credit Judgment: Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables and intercompany payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value as of such date.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, as calculated by Agent using its Credit Judgment for any period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve established by Agent in its Credit Judgment if the Dilution Percent exceeds 5% for any period, which reserve shall be in an amount equal to 1.0% of Eligible Accounts for each whole percentage point (or fraction thereof) that Dilution Percent exceeds 5%.

Disqualified Capital Stock: Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 120 days after the Revolver Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the date that is 120 days after the Revolver Termination Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to the date that is 120 days after the Revolver Termination Date, (e) is not common stock and does not provide that any claims of any holder of such Capital Stock may have against the issuer of such Capital Stock or its subsidiaries (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to Agent, (f) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a Change of Control unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement.

Distribution: any declaration or payment of a distribution, interest or dividend on any Capital Stock (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Capital Stock; or any purchase, redemption, or other acquisition or retirement for value of any Capital Stock.

Dollars: lawful money of the United States.

Domestic Accounts Formula Amount: 85% of the Value of Eligible Domestic Accounts.

Domestic Subsidiary: any Subsidiary that is organized under the laws of any jurisdiction of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has first lien control for withdrawal purposes.

Dominion/Covenant Trigger Event: as of any date of determination, that (a) an Event of Default has occurred as of such date, or (b) the sum of Availability plus Qualified Cash is less than $40,000,000 as of such date.

EBITDA: determined on a consolidated basis for Parent and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, losses arising from impairment of assets, and any extraordinary gains (in each case, to the extent included in determining net income).

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account; provided, that up to 1% of Eligible Accounts may be payable in Euros. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account

Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance, unless the Account Debtor has entered into an agreement acceptable to Agent to waive setoff rights (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or a Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (h) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Lien in favor of the Term Loan Agent which is subject to the Intercreditor Agreement; (i) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been fully performed by the applicable Borrower and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services; (j) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (k) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (l) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (m) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (n) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a “prohibited transaction” within the meaning of Section 4975 of the Code or be prohibited under any similar provisions of Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Domestic Accounts: Eligible Accounts with respect to which the Account Debtor is organized or has its principal offices or assets in the United States or Canada.

Eligible Foreign Accounts (Qualified): Eligible Accounts with respect to which the Account Debtor is organized or has its principal offices or assets in a country other than the United States or Canada, (A) which country is acceptable to Agent, so long as such Eligible

Account is acceptable to Agent and is either (x) supported by an irrevocable letter of credit issued or confirmed by a commercial bank acceptable to Agent and is otherwise satisfactory to Agent as to form and substance and such letter of credit has been delivered to Agent and is directly drawable by Agent, or (y) owed by an Account Debtor (or an entity which directly or indirectly holds a controlling share of the Equity Interest in such Account Debtor) that has an investment grade rating of BBB- (or better) by S&P or Baa3 (or better) by Moody’s, in each case, with stable outlook or (B) which Account Debtor is acceptable to Required Lenders. As of the Closing Date, Huawei Technologies Co., Ltd. and its affiliates (“Huawei”), are acceptable Account Debtors under clause (B) above; provided, that at no time shall the aggregate amount of Accounts owed by Huawei comprise greater than $5,000,000 (or such lesser amount determined by Agent) of the Borrowing Base.

Eligible Foreign Accounts (Other): Eligible Accounts other than Eligible Foreign Accounts (Qualified) and Eligible Domestic Accounts, that are otherwise acceptable to Agent.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible non-compliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a

Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

ERISA Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Euros: lawful money of the European Union.

Event of Default: as defined in Section 11.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) in the case of any non-Foreign Lender which changes its Lending Office to an office outside the United States, any United States withholding tax that is required pursuant to laws in force at the time such Lender changes its Lending Office.

Existing Credit Facility: that certain Credit Agreement, dated as of September 19, 2005, by and among Spansion, the several lenders party thereto, Bank of America as agent for such lenders and Banc of America Securities LLC as sole lead arranger and sole book manager, as such agreement has been amended prior to the date hereof.

Existing Letters of Credit: the letters of credit set forth in Schedule 1.1E.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement between Agent and Borrowers.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, which, in the case of Parent and its Domestic Subsidiaries, ends on the last Sunday in December of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), to (b) Fixed Charges.

Fixed Charges: the sum of interest expense (other than payment-in-kind), cash taxes paid, principal payments made on Borrowed Money (other than (i) Revolver Loans and (ii) Purchase Money Debt incurred 90 days before or after the acquisition of the applicable fixed assets financed by such Purchase Money Debt), and Distributions made.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Accounts (Qualified) Formula Amount: 85% of the Value of Eligible Foreign Accounts (Qualified).

Foreign Accounts (Other) Formula Amount: the lesser of (a) 25% of the Value of Eligible Foreign Accounts (Other), and (b) $10,000,000.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary of Parent that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers or Parent.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations, Bank Product Debt or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Revolver Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Revolver Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment: as defined in Section 5.11.3.

Guarantor Security Agreement: a security agreement executed by Guarantors in favor of Agent, granting to agent a Lien in all of each Guarantor’s Property to secure all of such Guarantor’s obligations under its respective Guaranty.

Guarantors: Parent, Spansion Technology LLC, each of Spansion’s Domestic Subsidiaries (other than any Borrower) and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Incentive Stock Plan: means an incentive stock plan or employee benefit plan of any Borrower having terms similar and no more disadvantageous to Lenders than the plan existing prior to the Chapter 11 Case and otherwise having terms that are customary for plans of such type.

Increasing Lender: as defined in Section 2.2(c).

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of the Secured Parties, such Obligor’s rights under business interruption or other insurance policies as Agent deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: the Intercreditor Agreement dated as of February 9, 2010, between Term Loan Agent and Agent relating to the Term Loan.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Capital Stock of a Person; or any advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $15,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12-month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $5,000,000 or more.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold including payments made to repay the Term Loan as set forth under the Term Loan Documents as a result of a disposition of Term Loan Priority Collateral; (c) Taxes and transfer or similar taxes arising from such Asset Disposition; and (d) reserves for indemnities, until such reserves are no longer needed.

New Lender: as defined in Section 2.2(c).

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Revolver Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Revolver Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Revolver Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Parent: as defined in the Preamble to this Agreement.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent (other than the proceeds of Term Loan Priority Collateral which are to be remitted to the Term Loan Agent as set forth in the Term Loan Documents), an Asset Disposition that is:

(a) a disposition of obsolete or worn out Property, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(b) a disposition of Inventory in the Ordinary Course of Business consistent with past practice (including, without limitation, bulk sales, discounted sales and liquidations, in each case, of stale or obsolete Inventory or Inventory that is not of first-quality merchantability);

(c) a dispositions of Property by any Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided, that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor; provided, further, that any such sales, transfers or dispositions involving a Subsidiary that is not an Obligor shall be made in compliance with Section 10.2.17;

(d) a disposition permitted by Section 10.2.9;

(e) a non-exclusive license of the rights and interests under Intellectual Property in the Ordinary Course of Business;

(f) a sale of Equipment in connection with sale and leaseback transactions permitted under the Term Loan Agreement; and

(g) a dispositions of assets (other than accounts receivable) by any Borrower and its Subsidiaries not otherwise permitted not to exceed $150,000,000 in the aggregate; provided, that

(x) not more than $75,000,000 of such amount may in the aggregate consist of rights and interests under Intellectual Property and (y) not more than $25,000,000 of dispositions of rights and interests under Intellectual Property may occur in any one fiscal year (provided, that any amounts not used in a fiscal year may be carried forward in the immediately succeeding fiscal year and dispositions of rights and interests under Intellectual Property made during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year as provided above); provided, further, that (i) at the time of such disposition, no Default shall exist or would result from such disposition and (ii) at least 75% of the purchase price for such asset shall be paid to such Borrower or such Subsidiary solely in cash (other than with respect to dispositions of rights and interests under Intellectual Property in accordance with clause (x) of the immediately preceding proviso);

provided, however, that any disposition pursuant to subsections (a) through (g) above shall be for fair market value.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in an aggregate amount of $5,000,000 or less at any time; or (h) guarantees by any Obligor in respect of Debt of any Obligor otherwise permitted hereunder.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $15,000,000 at any time.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan Effective Date: as defined in Section 6.1(m).

Plan of Reorganization: the Second Amended Joint Plan of Reorganization Dated April 7, 2010 (As Amended) of Parent and its Subsidiaries pursuant to the Chapter 11 Case, together with all schedules and exhibits thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date, which amendments, supplements and modifications shall be reasonably satisfactory to Agent.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Revolver Loans and LC Obligations by the aggregate amount of all outstanding Revolver Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 180 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Cash: as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a control agreement creating a valid and perfected Agent’s Lien and is maintained by a branch office of the bank or securities intermediary located within the United States.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991(i)).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Real Estate Collateral: Real Estate identified on Schedule R-1 and any other Real Estate subject to a Mortgage.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate Collateral, the following, in form and substance satisfactory to Agent and received by Agent for review prior to the Closing Date:

(a) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance satisfactory to Agent, and in form for recording and covering the Real Estate Collateral (together with the Assignments of Leases and Rents referred to therein), in each case to be held in escrow by the Term Loan Agent and to be executed, filed or recorded, as applicable, on the Account Release Date (as such term is defined in the Term Loan Agreement);

(b) if required by Term Loan Agent, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the “Account Release Date” for the Term Loan facility, certified to Term Loan Agent in a manner satisfactory to Term Loan Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to Term Loan Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to Term Loan Agent,

(c) if required by Term Loan Agent, engineering, soils and other reports as to the properties described in the Mortgages, in form and substance and from professional firms reasonably acceptable to Term Loan Agent,

(d) if required by Term Loan Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989; and

(e) if required by Term Loan Agent, an environmental assessment report, in form and substance reasonably satisfactory to the Term Lenders, from an environmental consulting firm reasonably acceptable to the Term Lenders, which report shall identify existing and potential environmental concerns, and shall quantify related costs and liabilities, associated with the operations facilities of Parent, Borrowers and their respective Subsidiaries, and Term Loan Agent shall be reasonably satisfied with the nature and amount of any such matters and with Parent’s and Borrowers’ plans with respect thereto.

Report: as defined in Section 12.2.3.

Reporting Trigger Event: as of any date of determination, that (a) an Event of Default has occurred as of such date, or (b) the sum of Availability plus Qualified Cash is less than $60,000,000 as of such date.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Revolver Loans in excess of 50% of all outstanding Revolver Loans; provided, that at any time there are 2 or less lenders, “Required Lenders” shall mean all Lenders.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.

“Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Commitment Increase: as defined in Section 2.2(a).

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Loan Priority Collateral: has the meaning specified for the term “Revolving Credit Priority Collateral” in the Intercreditor Agreement.

Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: May 10, 2014.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Guaranties, Mortgages, Deposit Account Control Agreements, Guarantor Security Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Software: a computer program (including all programming code) and any supporting information provided in connection with a transaction relating to the program, not including a computer program that is included in the definition of Goods.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Spansion: as defined in the Preamble to this Agreement.

Spansion Nihon Credit Facility: a credit facility entered into by Spansion Nihon Limited provided that such facility (i) shall not be secured (except that such facility may be secured by receivables and the proceeds thereof of Spansion Nihon Limited or may have a negative pledge on such receivables), (ii) shall not exceed $50,000,000 in the aggregate at any one time outstanding (iii) shall not have any obligors other than Spansion Nihon Limited and (iv) shall have terms that are otherwise customary for facilities of such type.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Capital Stock is owned by Parent or a Borrower, as the case may be, or any combination of Parent and/or Borrowers (including indirect ownership by Parent or a Borrower through other entities in which the Parent or Borrower directly or indirectly owns 50% of the voting securities or Capital Stock).

Swap Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more readily available quotations provided by any recognized dealer in such Hedging Agreements acceptable to Agent (which may include a Lender or any Affiliate of a Lender).

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Tax Distributions: Distributions by any Borrower to Parent in an amount necessary to pay local, state and federal income taxes paid or to be paid by Parent on account of such Borrower as a result of a consolidated, combined or similar income tax return filed by such Borrower and Parent.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Lenders: the lenders from time to time party to the Term Loan Agreement.

Term Loan: the term loan provided to Borrowers pursuant to the Term Loan Agreement.

Term Loan Agreement: that certain Credit Agreement, dated as of February 9, 2010, among the Term Loan Agent, various lenders party thereto, Spansion, as borrower, certain of its Affiliates as guarantors, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the Intercreditor Agreement.

Term Loan Agent: Barclays Bank PLC.

Term Loan Documents: all documents related to the Term Loan Agreement, including the “Loan Documents” as defined in the Term Loan Agreement.

Term Loan Priority Collateral: has the meaning specified for the term “Term Loan Priority Collateral” in the Intercreditor Agreement.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Revolver Loan (i.e., Base Rate Revolver Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UBS Auction Rate Securities: those certain auction rate securities owned by Spansion and pledged to UBS Bank USA to secure the UBS Credit Facility.

UBS Credit Facility: that certain revolving line of credit of up to $85,000,000 evidenced by that certain Credit Line Account Application and Agreement dated as of December 29, 2008, as amended, restated, supplemented and/or otherwise modified, between Spansion and UBS Bank USA.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unused Line Fee Percentage: a per annum percentage equal to (i) if the average monthly amount of outstanding Revolver Loans and LC Obligations are greater than 67% of the Revolver Commitments, 0.375%, and (ii) if the average monthly amount of outstanding Revolver Loans and LC Obligations are less than or equal to 67%, 0.50%; provided, that during the first Loan Year, such percentage shall be 0.50%.

Upstream Payment: (i) a Distribution by a Subsidiary of a Borrower to such Borrower and (ii) Tax Distributions.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person. All calculations of Value, fundings of Revolver Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Revolver Loan) would exceed the Borrowing Base.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to repay, in full, the outstanding principal, accrued interest, accrued fees and expenses, and issued letters of credit owing or outstanding under or in connection with the Existing Credit Facility; (b) to pay fees and expenses associated with the Chapter 11 Case; (c) to pay fees and transaction expenses associated with the closing of this credit facility; (d) to pay Obligations in accordance with this Agreement; and (e) for working capital and other lawful corporate purposes of Borrowers.

2.1.4 Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the Commitment Termination Date, Borrowers shall make Full Payment of all Obligations.

(b) Concurrently with the termination of the Revolver Commitments, for whatever reason (including an Event of Default), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to 1% of the Revolver Commitments if the termination occurs during the first Loan Year. No termination charge shall be payable if termination occurs in connection with a refinancing of this credit facility by Bank of America or any of its Affiliates.

2.1.5 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $6,500,000; or (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $6,500,000, and (ii) does not continue for more than 30 consecutive days; provided that in no event shall any Overadvance Loans be made to the extent the principal amount of outstanding Overadvance Loans known to Agent when aggregated with the outstanding principal amount of all Protective Advances, would exceed $10,000,000. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $6,500,000 outstanding at any time, if Agent deems such Revolver Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall any Protective Advance be made if (i) the outstanding Revolver Loans and LC Obligations exceed or would exceed the aggregate Revolver Commitments, or (ii) the aggregate outstanding principal amount of all Protective Advances, when aggregated with the outstanding principal amount of all Overadvance Loans known to Agent, exceed $10,000,000.

2.2 Increase in Revolver Commitments.

(a) Subject to the terms and conditions hereof, at any time after the Closing Date and up to the Commitment Termination Date, provided that no Default or Event of Default has occurred and is continuing, the Borrowers may request that the Lenders increase the Revolver Commitments by an aggregate of $35,000,000 (each such commitment increase, a “Revolver Commitment Increase”) by notifying Agent and each Lender. Notwithstanding anything in this Agreement, the Revolver Commitment Increase shall not require the approval of any Lender other than any Lender (if any) providing all or part of the Revolver Commitment Increase. No Lender shall be required to provide all or part of any Revolver Commitment Increase unless it agrees to do so in its sole discretion, the Revolver Commitment Increase shall be in an amount less than $35,000,000 (unless otherwise agreed by Agent in its discretion), and the aggregate amount of Revolver Commitments after giving effect to the Revolver Commitment Increase shall not exceed $100,000,000.

(b) The Revolver Commitment Increase shall be offered by Borrowers to Lenders on a Pro Rata basis on the date that the Revolver Commitment Increase is requested. Lenders shall have 15 Business Days to respond to the request for a Revolver Commitment Increase (by notice to Borrowers and Agent) and may elect to accept all, a portion or none of their respective Pro Rata shares of the proposed Revolver Commitment Increase. Any Lender which fails to respond to a request for a Revolver Commitment Increase by the end of such 15 Business Day period will be deemed to have declined the request for its Pro Rata share of the requested Revolver Commitment Increase. If any portion of a requested Revolver Commitment Increase is not provided by the Lenders, then Borrowers may request that the other Lenders (without regard to their Pro Rata percentage) or one or more Eligible Assignees provide such Revolver Commitment Increase. If Lenders do not provide the Revolver Commitment Increase pursuant to this Section 2.2, then Agent, in consultation with Borrowers, shall use its commercially reasonable efforts on terms to be mutually agreed upon to obtain one or more additional Eligible Assignees to become parties to this Agreement to the extent necessary to satisfy Borrowers’ request for the Revolver Commitment Increase. In any such case, each Person providing a portion of the requested Revolver Commitment Increase shall execute and deliver to Agent and Borrowers all such documentation as may be reasonably required by Agent to evidence such Revolver Commitment Increase.

(c) If any requested Revolver Commitment Increase is agreed to in accordance with this Section 2.2, Agent and the Borrowers shall determine effective date of such Revolver Commitment Increase (the “Commitment Increase Effective Date”). Agent, with the consent and approval of Borrowers, shall promptly confirm in writing to Lenders the final allocation of such Revolver Commitment Increase and the Commitment Increase Effective Date. On the Commitment Increase Effective Date: (i) the Pro Rata shares of Lenders shall be amended to reflect the reallocated Revolver Commitments; (ii) each Person added as a new Lender pursuant to a Revolver Commitment Increase (a “New Lender”) shall become a Lender hereunder and under the other Loan Documents with a Revolver Commitment as set forth on the joinder agreement executed by such Lender; (iii) the Revolver Commitment of each existing Lender that increases its Revolver Commitment pursuant to a Revolver Commitment Increase (an “Increasing Lender”) shall be increased as reflected on an Assignment and Acceptance; (iv) Borrowers shall pay (which may be funded with Revolver Loans made under the Revolver Commitment Increase) the principal amount of, and accrued and unpaid interest on, Revolver Loans of Lenders other than New Lenders in an amount sufficient (as determined by Agent) to permit New Lenders and Increasing Lenders to fund Revolver Loans in an amount equal to New Lenders’ and Increasing Lenders’ respective Pro Rata shares of the then outstanding Revolver Loans, and in connection with such payment shall also pay funding losses, if any, on such repayment in accordance with Section 3.9; (v) each New Lender shall fund Revolver Loans in an amount equal to its Pro Rata share of the then outstanding Revolver Loans; and (vi) each Increasing Lender shall fund Revolver Loans in an amount necessary such that, after giving effect to such funding, it shall have funded its Pro Rata share of the entire amount of the then outstanding Revolver Loans. Any New Lender shall be required to have a Revolver Commitment of not less than $35,000,000 (unless otherwise agreed by Agent in its discretion).

(d) As a condition precedent to the effectiveness of the Revolver Commitment Increase, Borrowers shall each deliver to Agent a certificate signed by a Senior Officer, dated as of the Commitment Increase Effective Date, that as of the Commitment Increase Effective Date no Default or Event of Default has occurred and is continuing.

(e) This Section shall supersede any provisions in Section 12.5 or 14.1 to the contrary.

2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6.2 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6.2 are satisfied).

2.3.4 Existing Letters of Credit. Agent, Lenders and Borrowers hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of a Borrower on the Closing Date.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Revolver Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Revolver Loans; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Revolver Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Revolver Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Revolver Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Revolver Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Revolver Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Revolver Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Revolver Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Revolver Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Revolver Loans into Base Rate Revolver Loans.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 1, 2, 3 or 6 months; provided, however, that:

(a) the Interest Period shall commence on the date the Revolver Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Revolver Loans may be converted into or continued as LIBOR Loans.

3.1.5 Minimum Interest Charge. Notwithstanding the other terms of Section 3.1 to the contrary, for the purposes of determining the interest due hereunder during the first Loan Year, the average outstanding Revolver Loans during each calendar quarter of such Loan Year shall be deemed (x) to be equal to 33% of the lesser of (a) the average monthly Borrowing Base during such calendar quarter, and (b) the average monthly Revolver Commitments during such calendar quarter, and (y) to be LIBOR Loans with an interest rate equal to the average of 3-month LIBOR in effect at the end of each calendar quarter; provided, that if at any time during such quarter a 6-month LIBOR was in effect, the outstanding Revolver Loans during such calendar quarter shall be deemed to be LIBOR Loans with an interest rate equal to the average 6-month LIBOR in effect at the end of such calendar quarter. On the first day of the second month following the end of such calendar quarter, Borrowers shall pay any deficiency between the interest due based on the assumptions set forth in the previous sentence and the amount of interest otherwise payable hereunder for such calendar quarter. When calculating this deficiency, the Default Rate set forth in Section 3.1.1(b), if applicable, shall be disregarded.

3.2 Fees.

3.2.1 Unused Line Fee. During each Loan Year, Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Percentage times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month (“Unused Commitment”). Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date. Such fee shall not be payable on any portion of the Unused Commitment to the extent such portion is subject to the minimum interest payable under Section 3.1.5.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Fee Letter. Borrowers shall pay to Agent the fees described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Revolver Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Revolver Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Revolver Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Revolver Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Revolver Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Revolver Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes which shall be governed by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Revolver Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Revolver Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Revolver Commitments, Revolver Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Revolver Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Revolver Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Revolver Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $10,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4 Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Revolver Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of

Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Revolver Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $5,000,000, plus any increment of $1,000,000 in excess thereof. No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates Spansion (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Revolver Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of any termination of the Revolver Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Revolver Loans shall be applied first to Base Rate Revolver Loans and then to LIBOR Loans.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3 Intentionally Omitted.

5.4 Payment of Other Obligations. Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank on LC Obligations;

(d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g) seventh, to all other Obligations, other than Bank Product Debt;

(h) eighth, to Bank Product Debt in connection with Hedging Agreements; and

(i) last, to all other Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Debt last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt owed to any Secured Party, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Debt last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day after the occurrence of a Dominion/Covenant Trigger Event. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8 Loan Account; Account Stated.

5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers to Agent and each Lender (including any assignee pursuant to Section 13.3) resulting from each Revolver Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of Taxes other than Excluded Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2 Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent.

5.10 Lender Tax Information; Refunds.

5.10.1 Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2 Documentation. Any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so) such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the written request of Borrower Agent or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder”

of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made. In each case, if a specified form is no longer in use, the delivery obligation specified in this Section 5.10.2 shall apply to the applicable successor form. In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify Agent and Borrower Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to Agent or Borrower Agent (or any other form of certification adopted by a taxing authority for such purpose).

5.10.3 Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. If any Lender or Issuing Bank fails to indemnify, hold harmless or reimburse Agent as set forth in the previous sentence, Borrowers shall indemnify, hold harmless and reimburse Agent as set forth therein (within 10 days after demand therefor) and shall have the right to seek reimbursement against the Lender or Issuing Bank therefor. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.10.4 Treatment of Certain Refunds. If Agent or any Lender determines, in its sole discretion, that it has received a refund of or credit against its liability for any Taxes (including any Other Taxes) as to which it has been indemnified by any Borrower, or with respect to which any Borrower has paid additional amounts pursuant to Section 5.9 (a “Tax Benefit”), it shall pay to such Borrower an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under Section 5.9 with respect to the Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided that the relevant Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender if Agent or such Lender is required to repay such Tax Benefit to such Governmental Authority or such Tax Benefit is rescinded by such Governmental Authority or otherwise is determined to be inapplicable or unavailable to Agent or such Lender. This Section 5.10.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower Agent, any Borrower, or any other Person.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Revolver Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Revolver Loans made directly or indirectly to that Borrower (including Revolver Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Revolver Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Revolver Loans and Letters of Credit to such Borrower.

5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Revolver Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Revolver Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (the “Closing Date”) that each of the following conditions has been satisfied:

(a) Revolver Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Revolver Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received financing statements and all other documents and instruments necessary to perfect its Liens in the Collateral, in each case, executed (if necessary) and in proper form for filing or recording, as applicable, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens; provided, that perfection steps with respect to foreign Intellectual Property shall not be required where Agent determines in its reasonable discretion that the costs of such perfection materially outweigh the benefits provided.

(c) Agent shall have received the Related Real Estate Documents for all Real Estate Collateral.

(d) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(e) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Revolver Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as attached thereto; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Agent shall have received a written opinion of Latham & Watkins, LLP, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(j) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Revolver Loan Priority Collateral shall have occurred since December 27, 2009.

(k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) The Confirmation Order shall have been entered confirming the Plan of Reorganization on terms not materially adverse to Agent or the Lenders and shall, among other things, provide for the assumption by Borrowers of the obligations of Borrowers to Bank of America and Banc of America Leasing & Capital, LLC (“BALC”) in respect to the equipment leases provided by BALC to a Borrower.

(m) The “Effective Date” as defined in the Plan of Reorganization (the “Plan Effective Date”) shall have occurred; provided, that the Plan Effective Date shall have occurred no later than May 10, 2010.

(n) Agent shall have received copies of the fully executed Term Loan Documents and all of the conditions set forth in the Term Loan Agreement to providing the proceeds of the Term Loans to Borrowers shall have been satisfied.

(o) Agent shall have received a Borrowing Base Certificate prepared as of March 28, 2010. Upon giving effect to the initial funding of Revolver Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, the sum of Qualified Cash plus Availability shall be at least $100,000,000.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Revolver Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Revolver Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary contained herein, the Collateral shall not be deemed to include:

(o) any General Intangible, Chattel Paper, License or Instrument which by its terms prohibits the creation of a Lien therein (whether by assignment otherwise), except to the extent that (but subject to the limitations of) Sections 9-406(d), 9-407(a) or 9-408 of the UCC are effective to render any such prohibition ineffective; provided, however, that such Lien shall attach immediately at such time as the condition causing such restriction shall be remedied or is otherwise not in existence; provided, further, however, that if any General Intangible, Chattel Paper, or Instrument contains any term restricting or requiring consent of any Person (other than a Grantor) obligated thereon to any exercise of remedies under the applicable Security Documents in respect of the Liens therein granted under the granting clause in the applicable Security Documents, then the enforcement of such Lien under the applicable Security Documents shall be subject to obtaining consent thereto (but such provision shall not limit the creation, attachment or perfection of the Liens under such Security Document);any permit, lease, license (including any License) or franchise to the extent any Law applicable thereto is effective to prohibit the creation of a security interest therein;

(p) any Property that is subject to an agreement which by its terms prohibits the creation of a Lien therein (whether by assignment or otherwise or that would provide the third party to such agreement the right to terminate such agreement), except to the extent that Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC are effective to render any such prohibition ineffective; provided, however, that such Lien shall attach immediately at such time as the condition causing such restriction shall be remedied or is otherwise not in existence; provided, further, however, that if any such agreement contains any term restricting or requiring consent of any Person (other than a Borrower) obligated thereon to any exercise of remedies under the applicable Security Documents in respect of the Lien therein granted under the granting clause in the applicable Security Document (and no restriction on the creation, attachment or perfection of the Lien), then the enforcement of such Lien under the applicable Security Document shall be subject to obtaining a consent) (but such provision shall not limit the creation, attachment or perfection of the Lien in such Property under the applicable Security Document);

(q) any Equipment (including any Software incorporated therein) owned by any Borrower on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease permitted to be incurred pursuant to the provisions hereunder shall be excluded from the Lien granted hereunder, and shall not be included in the Collateral, to the extent that the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease) validly prohibits the creation of any other Lien on such Collateral; provided, however, that such Lien shall attach immediately at such time as the condition causing such restriction shall be remedied or is otherwise not in existence;

(r) any “intent-to-use” application for Trademark registration filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing under Section 1(c) or Section 1(d) of the Lanham Act of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a Lien therein prior to such filing would impair the validity or enforceability of any registration that issues from such intent-to-use Trademark application under applicable federal law;

(s) the UBS Auction Rate Securities, the proceeds thereof and any deposit and/or securities account in which the UBS Auction Rate Securities and/or the proceeds thereof are held (to the extent that the UBS Auction Rate Securities and/or the proceeds thereof are the only contents of such account(s));

(t) more than 65% of the voting stock of any Foreign Subsidiary or any assets of any Foreign Subsidiary; and

(u) the funds required to be reserved to (i) pay the administrative expense claim of Tessera, Inc. pursuant to the Plan of Reorganization and (ii) fund the Claims Agent Fund, as defined in and pursuant to the Plan of Reorganization (collectively, the “Segregated Funds”), the proceeds thereof and any deposit and/or securities accounts in which the Segregated Funds are held (to the extent that the Segregated Funds and/or the proceeds thereof are the only contents of such account(s)); provided, that if the Segregated Funds are in excess of the amount necessary to satisfy the claims under clauses (i) and (ii) above, such excess funds shall be deemed Collateral and shall be transferred to a Deposit Account subject to Agent’s control pursuant to Section 8.5.1.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept, except for such amounts explicitly excluded from the Collateral as set forth in Section 7.1.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3 Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate Collateral. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate Collateral covered thereby. If any Borrower acquires Real Estate Collateral hereafter, Borrowers shall, as promptly as practicable following such acquisition, upon the request of Agent, execute, deliver and record a Mortgage sufficient to create a Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $5,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions, subject to the Intercreditor Agreement, as Agent deems appropriate to subject such claim to a duly perfected Lien in favor of Agent (for the benefit of Secured Parties).

7.4.2 Certain After-Acquired Collateral.

(a) If, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights, (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Collateral shall automatically become part of the Collateral, subject to the terms and conditions of this Agreement. Within 45 days after each Fiscal Quarter

(and 60 days after the last Fiscal Quarter in a Fiscal Year) the relevant Borrower shall take such actions as Agent deems appropriate and requests in order to effect Agent’s duly perfected Lien upon such Collateral subject to the Intercreditor Agreement, including obtaining any appropriate possession, control agreement or Lien Waiver (to the extent Agent is permitted to obtain possession or control pursuant to the Intercreditor Agreement).

(b) If, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Intellectual Property, (“After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby shall automatically become part of the Collateral, subject to the terms and conditions of this Agreement. Within 90 days after the end of each calendar year (or such longer period as to which Agent may consent), the relevant Borrower shall sign and deliver to Agent an intellectual property security agreement (in a form reasonably acceptable to Agent) with respect to all applicable United States federally registered (or application for United States federally registered), and any foreign equivalent of the foregoing where applicable, After-Acquired Intellectual Property owned by it as of the last day of applicable calendar year, to the extent that such Intellectual Property becomes part of the Collateral and to the extent that it is not covered by any previous intellectual property security agreement so signed and delivered by it.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6 Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement, in each case, to the extent permitted pursuant to the Intercreditor Agreement. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the 15th day of each month, Spansion shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided, that at any time after the occurrence of a Reporting Trigger Event, such Borrowing Base Certificate shall be delivered weekly as of the 2nd Business Day of each week. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Spansion and certified by a Senior Officer, treasurer or controller of Spansion provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Revolver Loan Priority Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust the reserves provided for herein to reflect changes in dilution, quality, mix and other factors affecting Revolver Loan Priority Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within three Business Days) after any Borrower has knowledge thereof; provided, that if a Reporting Trigger Event has occurred, and any Account in the aggregate face amount of $2,500,000 or more ceases to be an Eligible Account, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor and Agent shall make reasonable efforts to provide Borrowers of advance notice thereof; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent at any time after a Dominion/Covenant Trigger Event, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, at any time after a Dominion/Covenant Trigger Event, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Revolver Loan Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Revolver Loan Priority Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request.

8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise if such return could reasonably be expected to have a Material Adverse Effect.

8.3.3 Acquisition, Sale and Maintenance. Each Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, except where non-compliance could not reasonably be expected to have a materially adverse effect on the collection of any Borrower’s Accounts. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment if any such sale could reasonably be expected to have a Material Adverse Effect.

8.5 Administration of Deposit Accounts.

8.5.1 Control of Dominion Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts, and all Securities Accounts maintained by Borrowers. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account, but expressly excluding (i) accounts exclusively used for payroll, payroll taxes, employee benefits, or worker’s compensation, (ii) accounts containing Term Loan Priority Collateral where the aggregate balance on deposit therein does not at the end of any Business Day exceed $100,000 so long as the amount on deposit at the end of any Business Day in all such other Deposit Accounts does not exceed $250,000 in the aggregate), (iii) the escrow account established in connection with the Term Loan Agreement for the purpose of holdings proceeds of the Term Loan, and (iv) accounts explicitly excluded from the Collateral as set forth in Section 7.1. Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent or Term Loan Agent in accordance with the Intercreditor Agreement) to have control over a Deposit Account or any Property deposited therein, except for accounts explicitly excluded from the Collateral as set forth in Section 7.1 and any Property contained in such accounts. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.5.2 Verification of Qualified Cash. Borrowers (i) hereby consent to Agent obtaining electronic access to Borrowers’ Deposit Accounts and Securities Accounts maintained by Bank of America and its Affiliates, and (ii) agree to provide to Agent, upon Agent’s request, independent verification (in form and substance acceptable to Agent) of account balances in Deposit Accounts and Securities Accounts maintained by any bank other than Bank of America or its Affiliates, as soon as possible after any such request but in no event later than three Business Days thereafter. Any information obtained by Agent under this Section is for the sole purposes of verifying Borrowers’ balances in such accounts from time to time.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral other than (i) Inventory in transit, (ii) Inventory sold in the Ordinary Course of Business and (iii) Equipment and Inventory located outside the United States, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, unless such Borrower has given at least 10 days’ notice to the Agent of another location; provided, that Borrowers may make sales or other dispositions of Collateral in accordance with Section 10.2.6.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent. Except as set forth in the Intercreditor Agreement, all proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, and except to the extent inconsistent with the Intercreditor Agreement, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim. Except as set forth in the Intercreditor Agreement, if an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Except as otherwise set forth in the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Except as otherwise set forth in the Intercreditor Agreement, any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.

(c) At any time after the full repayment of the Term Loan, if requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.7. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) Subject to the provisions of the Intercreditor Agreement, during an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Revolver Loans and Letters of Credit, Parent and each Borrower represents and warrants that:

9.1.1 Organization and Qualification. Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent and each of its Subsidiaries is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Capital Stock of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for Parent and each of its Subsidiaries, its name, its jurisdiction of organization, its authorized and issued Capital Stock, the holders of its Capital Stock, and all agreements binding on such holders with respect to their Capital Stock. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, neither Parent nor any of its Subsidiaries have acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Parent and each of its Subsidiaries have good title to its Capital Stock in its Subsidiaries, subject only to Agent’s Lien, and all such Capital Stock are duly issued, fully paid and non-assessable. Except as disclosed on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Capital Stock of Parent or any of its Subsidiaries.

9.1.5 Title to Properties; Priority of Liens. Parent and each of its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Parent and each of its Subsidiaries has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority (in the case only of the Revolver Loan Priority Collateral) Liens, subject to the terms of the Intercreditor Agreement.

9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 27, 2009, there has been no change in the condition, financial or otherwise, of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Parent and each of its Subsidiaries is Solvent.

9.1.8 Surety Obligations. Neither Parent nor any of its Subsidiaries are obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes. Parent and each of its Subsidiaries has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Parent and each of its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Parent and each of its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, unless the failure to own or possess such right could not reasonably be expected to have a Material Adverse Effect. To Parent or any Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Obligor or any of their Subsidiaries infringes upon any rights held by any other Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to Parent’s or any Borrower’s knowledge, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.1.12 Governmental Approvals. Parent and each of its Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Parent and each of its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Parent and each of its Subsidiaries has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except (i) where non-compliance could not reasonably be expected to have a Material Adverse Effect or (ii) as disclosed on Schedule 9.1.13. There are no unresolved or outstanding citations, notices or orders of non-compliance issued to any Borrower or Subsidiary under any Applicable Law where such non-compliance could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 10.1.3. No Inventory has been produced in violation of the FLSA.

9.1.14 Compliance with Environmental Laws. Neither Parent nor its Subsidiaries’ past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up except (i) where such investigation could not reasonably be expected to have a Material Adverse Effect or (ii) as disclosed on Schedule 9.1.14. Neither Parent nor any of its Subsidiaries has received any Environmental Notice, which remains unresolved or is outstanding, that could reasonably be expected to result in a Material Adverse Effect, except as set forth on Schedule 9.1.14. Neither Parent nor any of its Subsidiaries has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it other than as set forth on Schedule 9.1.14.

9.1.15 Burdensome Contracts. Neither Parent nor any of its Subsidiaries is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is party or subject to any Restrictive Agreement, other than the Plan of Reorganization and except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to Parent or any Borrower’s knowledge, threatened against Parent, any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Parent, any Borrower or Subsidiary, as applicable. Except as shown on Schedule 9.1.16, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $5,000,000). Neither Parent nor any of its Subsidiaries is in default with respect to any order, injunction or judgment of any Governmental Authority, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Neither Parent nor any of its Subsidiaries is in default, and no event or circumstance has occurred or exists that with the giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. To the best of Borrowers’ or any Subsidiary’s knowledge, as applicable, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each ERISA Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Parent or any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each ERISA Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any ERISA Plan.

(b) There are no pending or, to the knowledge of Parent or any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any ERISA Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Parent and its Subsidiaries and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Parent, such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of Parent, any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or management agreement. There are no material grievances, disputes or controversies with any union or other organization of Parent, any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21 Payable Practices. Except as described on Schedule 9.1.21, neither Parent nor any of its Subsidiaries has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. Neither Parent nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolver Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 Term Loan Documents. Borrowers have delivered to Agent a complete and correct copy of the Term Loan Agreement and all Term Loan Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Each Borrower has the corporate power and authority to incur the Term Loan Obligations. Each Borrower acknowledges that Agent and each Lender is entering into this Agreement and extending the Revolver Commitments in reliance upon the provisions of the Intercreditor Agreement and this Section 9.1.24.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance known to any Obligor that such Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Revolver Commitments or Obligations are outstanding, Parent and each Borrower shall, and shall (except in the case of the covenants set forth in Sections 10.1.2 and 10.1.3) cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of Parent or its Subsidiaries, inspect, audit and make extracts from Parent or its Subsidiaries’ books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Parent or its Subsidiaries’ business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Parent or any of its Subsidiaries to make any inspection, nor to share any results of any inspection, appraisal or report with Parent or any of its Subsidiaries. Parent and Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and neither Parent nor any of its Subsidiaries shall be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate. Subject to and without limiting the foregoing, Parent and Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Parent and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the

Fiscal Year then elapsed together with a reconciliation of the accounts receivables to the balance sheets, on a consolidated basis for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent, as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such period, subject to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within 30 days after the end of each fiscal month, unaudited balance sheets as of the end of such fiscal month and the related statements of income for such month and for the portion of the Fiscal Year then elapsed together with a reconciliation of the accounts receivables to the balance sheets, on a consolidated basis for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the treasurer, controller, or chief financial officer of Parent;

(d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by (i) the chief financial officer of Parent with respect to Fiscal Quarter end and Fiscal Year end financial statements, and (ii) the treasurer, controller, or chief financial officer of Parent with respect to the monthly financial statements; provided, however, in connection with a Compliance Certificate delivered in connection with the monthly financial statements, the relevant officer of Parent is only required to certify the accuracy of the representations and warranties of the Obligors contained in the Loan Documents in any such month during which the sum of Availability plus Qualified Cash is less than $100,000,000;

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters, to the extent available, and other material reports submitted to Parent by their accountants in connection with such financial statements;

(f) not later than 30 days prior to the end of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month and for the next three Fiscal Years, year by year;

(g) by the 15th day of each month, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent or any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent or any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Parent or a Borrower to the public concerning material changes to or developments in the business of Parent or such Borrower; and

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each ERISA Plan or Foreign Plan; and

(j) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or Parent’s, its Subsidiary’s or other Obligor’s financial condition or business.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after Parent’s or a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of (i) any proceeding or (ii) investigation by a Governmental Authority, whether or not covered by insurance, in each case if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any material default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; (i) receipt of any Environmental Notice; (j) the occurrence of any ERISA Event; (k) the discharge of or any withdrawal or resignation by Parent’s independent accountants; (l) any change in the locations of the books and records of any Obligor, at least 30 days prior thereto, (m) any citations, notices or orders of non-compliance issued to any Borrower or Subsidiary under any Applicable Law, if such non-compliance could reasonably be expected to have a Material Adverse Effect, or (n) the proposed date and amount of any mandatory prepayments of the Term Loan as set forth in Section 2.03(b)(i) of the Term Loan Agreement, at least 10 days prior to the making of such mandatory prepayment.

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Parent or any of its Subsidiaries, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Parent or any of its Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $134,000,000 with deductibles and subject to an Insurance Assignment satisfactory to Agent; provided, that, that the insurance policies of Borrowers are subject to an aggregate loss limit.

10.1.8 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Parent and its Subsidiaries in full force and effect, except where failure do to so would not reasonably be expected to result in a Material Adverse Effect; promptly notify Agent of any proposed modification to any such License if such modification could have a materially adverse effect on the collection of any Borrower’s Accounts, or entry into any new License, in each case at least 30 days prior to its effective date if such new License could have a materially adverse effect on the collection of any Borrower’s Accounts; pay all Royalties when due if non-payment thereof could have a materially adverse effect on the collection of any Borrower’s Accounts; and notify Agent of any default or breach asserted by any Person to have occurred under any License if such default or breach could have a materially adverse effect on the collection of any Borrower’s Accounts.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.10 Primary Depository Institution. Subject to Bank of America providing competitive commercial terms for such products, each of Parent and its Domestic Subsidiaries shall use Bank of America as their primary depository institution for all banking and investment matters, including but not limited to, the maintenance of operating and Deposit Accounts, lockbox administration, funds transfers and information reporting services.

10.1.11 UBS Auction Rate Securities. Spansion shall exercise its right to sell the UBS Auction Rate Securities to UBS Financial Services Inc. or its Affiliate by no later than July 30, 2010, and shall, immediately after such sale, use the proceeds of such sale to fully repay and terminate the UBS Credit Facility. Borrowers shall promptly thereafter deposit or cause to be deposited, any remaining proceeds from such sale of the UBS Auction Rate Securities into Deposit Accounts or Securities Accounts that are subject to a control agreement creating a valid and perfected Lien in favor of Agent and the Term Loan Agent (with the Term Loan Agent as the initial controlling party) and that are maintained by a branch office of the bank or securities intermediary located within the United States.

10.2 Negative Covenants. As long as any Revolver Commitments or Obligations are outstanding, Parent and each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Revolver Loans;

(e) Bank Product Debt;

(f) Permitted Contingent Obligations;

(g) Refinancing Debt as long as each Refinancing Condition is satisfied;

(h) Debt outstanding under the Term Loan Agreement and, to the extent permitted by the Intercreditor Agreement, the extension of maturity, refinancing or modification of the terms of such Term Loan;

(i) Debt of any Obligor to any other Obligor;

(j) Debt of any Obligor to any Subsidiary that is not an Obligor, not to exceed $5,000,000 in the aggregate at any time;

(k) Debt of any Subsidiary that is not an Obligor owing to an Obligor (i) which does not exceed $15,000,000 in the aggregate at any time, or (ii) which is set forth in Schedule 10.2.5;

(l) Debt of any Person that becomes a Subsidiary after the date hereof in accordance with the terms hereunder, which Debt is existing at the time such Person becomes a Subsidiary (provided that such Debt is not incurred in contemplation of such Person’s becoming a Subsidiary); provided, that (i) the scheduled maturity date of such Debt is at least 120 days after the Revolver Termination Date and (ii) at the time of any such incurrence of Debt and after giving effect thereto on a pro forma basis, the aggregate principal amount of Debt that is outstanding in reliance on this clause (n) shall not exceed $25,000,000;

(m) Debt of any Foreign Subsidiary incurred in the Ordinary Course of Business not to exceed $5,000,000 in the aggregate at any time, so long as no Obligor is contractually obligated directly or indirectly to repay, guarantee or secure any portion of such Debt;

(n) Debt incurred as part of the consideration for any acquisition permitted hereunder so long as (i) no Default exists or would result from the incurrence of such Debt, (ii) such Debt is subordinated on terms acceptable to Agent and the Required Lenders and (iii) the scheduled maturity date of such Debt is at least 120 days after the Revolver Termination Date;

(o) Debt incurred by Spansion Nihon Limited pursuant to a Spansion Nihon Credit Facility;

(p) Debt between Parent and Spansion related to Spansion’s Incentive Stock Plan, provided such Debt (i) has subordination terms satisfactory to Agent and (ii) is pledged to Agent as part of the Collateral, and provided further, there shall be no cash settlement of such Debt prior to the date that is 120 days after the Revolver Termination Date; and

(q) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $5,000,000 in the aggregate at any time.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes not yet due or being Properly Contested or Liens imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Parent, any Borrower or its Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business in connection with, or to secure the payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety, appeal, indemnity, performance or other similar bonds, and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against Parent, any Borrower or its Subsidiary, or any Property of Parent, a Borrower or its Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto and do not materially interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens in favor of the Term Loan Agent securing Borrowers’ obligations under the Term Loan Agreement and Term Loan Documents, and any renewals or extensions thereof, as permitted by the Intercreditor Agreement, which Liens are subject to the Intercreditor Agreement; and

(k) inchoate Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons; provided, if any such Lien arises from the non-payment of such claims or demand when due, such claims or demands do not exceed $500,000 in the aggregate;

(l) Liens securing Debt permitted under (i) Section 10.2.1(o), but only to the extent that such Liens attach to the receivables of Spansion Nihon Limited and proceeds thereof, and (ii) Section 10.2.1(l);

(m) Liens on Property of a Person existing at the time such Person is merged into, acquired or consolidated with any Borrower or Subsidiary or becomes a Subsidiary of a Borrower; provided, that such Liens were not created in contemplation of such merger, acquisition, consolidation or Investment and do not extend to any assets or property other than those of the Person merged into or consolidated with a Borrower or Subsidiary or acquired by a Borrower or Subsidiary, and the applicable Debt secured by such Lien is permitted under Section 10.2.1(l);

(n) Liens on any Property of any Foreign Subsidiary securing Debt of such Foreign Subsidiary permitted by Sections 10.2.1(m) and 10.2.1(n);

(o) the replacement, extension or renewal of any Lien securing any Debt permitted by Section 10.2.1 upon or in the same property subject thereto, or securing the replacement, extension or renewal of any such Debt; provided that, any such Lien shall not attach to any property that is not initially subject thereto prior to any such replacement, extension or renewal;

(p) Liens on Intellectual Property rights granted to third parties in connection with joint ventures between any Obligor and such third party permitted hereunder; and

(q) existing Liens shown on Schedule 10.2.2.

10.2.3 [Intentionally Omitted]

10.2.4 Distributions; Upstream Payments. (i) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, the Term Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15 or (ii) declare or make any Distributions, except:

(a) Upstream Payments;

(b) Distributions to Borrowers by Subsidiaries;

(c) Distributions by Subsidiaries that are not Obligors (or required to become Obligors) to other Subsidiaries that are not Obligors;

(d) Distributions by Spansion in an amount sufficient to repurchase Capital Stocks of Parent or Spansion from current or former officers, directors or employees of Parent or Spansion, as applicable, pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Parent or Spansion, as applicable, under which such individuals purchase or sell, or are granted the option to purchase or sell, common Capital Stocks; provided, however, that (i) the aggregate amount of such repurchases shall not exceed $5,000,000 in any calendar year and (ii) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

(e) Distributions by Parent in the form of the conversion of its convertible Debt into Capital Stocks of Parent or the conversion of the Capital Stocks of Parent into another class of its Capital Stocks;

(f) Distributions by Parent in the form of cash payments in lieu of fractional shares in connection with any Distribution permitted hereunder (“Fractional Share Payments”) and Distributions by Spansion to Parent to permit Parent to make such Fractional Share Payments in an aggregate amount not to exceed $1,000,000;

(g) Distributions by Parent or Spansion consisting of the repurchase of Capital Stock (other than Disqualified Capital Stock) to the extent such repurchase is deemed to occur upon a cashless exercise of stock options, restricted stock units or warrants, so long as no Event of Default shall exist or would result therefrom; and so long as no Dominion/Covenant Trigger Event has occurred or would result therefrom;

(h) Distributions by Spansion to Parent or Spansion Technology LLC (i) consisting of any payments of Tax Distributions permitted hereunder or (ii) to pay the actual corporate overhead expenses of Parent or Spansion Technology LLC, in an amount not to exceed $10,000,000 in the aggregate during the term of this Agreement;

(i) Distributions by Parent with respect to the repurchase or redemption, and Distributions by Spansion to Parent to permit Parent to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Parent, so long as no Event of Default shall exist or would result therefrom; and so long as no Dominion/Covenant Trigger Event has occurred or would result therefrom;

(j) any Distributions required pursuant to the terms of the Plan of Reorganization; and

(k) Distributions in the form of common stock of Parent distributed to employees in connection with Spansion’s Incentive Stock Plan.

10.2.5 Restricted Investments. Make any Investment, except:

(a) additional Investments by Borrowers or Subsidiaries in any Obligor;

(b) additional Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;

(c) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent;

(d) loans and advances permitted under Section 10.2.7;

(e) Investments by Obligors in joint ventures or Subsidiaries that are not Borrowers in an amount (or value) not to exceed $25,000,000 in the aggregate at any time;

(f) guarantees permitted by Section 10.2.1(f);

(g) Investments in Hedging Agreements permitted by Section 10.2.15;

(h) stock, obligations or other securities received in settlement of debts created in the Ordinary Course of Business and owing to a Borrower or Subsidiary or in satisfaction of judgments;

(i) Investments representing the non-cash portion of the consideration received in connection with any Permitted Asset Disposition;

(j) Investments set forth on Schedule 10.2.5; and

(k) the purchase or other acquisition of all the Capital Stocks in any Person or all or any substantial portion of the Property of any Person, or any line or lines of business or division of any Person that, upon the consummation thereof, will be wholly owned directly by a Borrower or a Subsidiary (including as a result of a merger or consolidation); provided, that with respect to each purchase or other acquisition made pursuant to the terms hereunder:

(i) any such newly-created or acquired Subsidiary shall become a Guarantor (if not a Foreign Subsidiary) pursuant to Section 10.1.9;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Borrowers and its Subsidiaries in the Ordinary Course of Business;

(iii) such purchase or other acquisition shall not include or result in any Contingent Obligations that could reasonably be expected to be material to the business, financial condition, operations or prospects of Borrowers and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Borrowers or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Senior Officer of Borrower Agent);

(iv) the total cash and non-cash consideration (including all Debt incurred in connection with such Investment, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, but excluding therefrom the value of any Capital Stocks of Parent issued or transferred to the sellers thereof), when aggregated with the total cash and non-cash consideration (calculated as set forth in the parenthetical above) paid by or on behalf of Borrowers and its Subsidiaries for all other purchases and other acquisitions made by Borrowers and its Subsidiaries pursuant to the terms hereunder shall not exceed $150,000,000 in the aggregate;

(v)(A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Parent shall be in pro forma compliance with the covenant set forth in Section 10.3, such compliance to be determined on the basis of the financial information most recently delivered to Agent and Lenders pursuant to Sections 10.1.2(a), 10.1.2(b), and 10.1.2(c) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(vi) Borrower Agent shall have delivered to Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Senior Officer of Borrower Agent, in form and substance reasonably satisfactory to Agent and Required Lenders, certifying that all of the requirements set forth hereunder for such purchase or acquisition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vii) unless otherwise consented to by Lenders, immediately before and after consummating each such acquisition, Availability plus Qualified Cash shall be in an amount not less than $100,000,000; and

(viii) Spansion determines in good faith that such acquisition is in the best interests of Spansion and is not materially disadvantageous to the Lenders.

10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) intercompany loans that constitute permitted Debt under Section 10.2.1.

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to (a) any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (b) any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided, however, Spansion may fully repay and terminate the revolving line of credit provided to Spansion by UBS Bank USA which is secured by the UBS Auction Rate Securities upon the settlement of the UBS Auction Rate Securities, or (c) the Term Loan except regularly scheduled payments of principal (including the payment at maturity), interest and fees as set forth in the Term Loan Agreement as in effect on the Closing Date and mandatory prepayments as set forth in Section 2.03(b) of the Term Loan Agreement as in effect on the Closing Date.

10.2.9 Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; or merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except:

(a) a wholly-owned Subsidiary may merge or consolidate with another wholly-owned Subsidiary or into a Borrower, except an Obligor may not merge or consolidate with a non-Obligor unless the surviving entity is an Obligor;

(b) Parent or Spansion Technology LLC may merge or consolidate with Spansion provided Spansion is the surviving entity;

(c) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger to which any Obligor (other than Borrower or any other Obligor) is a party, such Obligor is the surviving entity;

(d) in connection with any acquisition permitted under Section 10.2.5, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of Spansion, and (ii) in the case of any such merger to which any Obligor (other than Spansion) is a party, such Obligor is the surviving Person; and

(e) Spansion Technology LLC may dissolve in accordance with the terms of this Agreement, so long as Parent becomes the sole shareholder of Spansion, and Spansion Technology LLC may merge or consolidate with Parent provided that after giving effect to such merger or consolidation, Parent is the surviving entity.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in any manner that adversely affects the rights of Agent or the Lenders.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year without providing 90 days’ prior notice to Agent.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business. Engage in any business, other than the business of Parent, each Borrower and Obligors as a whole as conducted on the Closing Date and any activities incidental thereto.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than as set forth on Schedule 10.2.18.

10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Parent or any of its Subsidiaries, or that is otherwise materially adverse to Parent, any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.20 Term Loan Documents. Amend, modify, alter, supplement, or change any of the terms or conditions of any of the Term Loan Documents in any manner prohibited by the Intercreditor Agreement.

10.3 Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding, Parent shall, after the occurrence of a Dominion/Covenant Trigger Event:

10.3.1 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 measured quarterly as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter or Fiscal Year, as applicable, most recently ended immediately prior to the occurrence of a Dominion/Covenant Trigger Event and for which financial statements have been delivered to Agent in compliance with Section 10.1.2.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)(i) An Event of Default under (and as defined in) the Term Loan Agreement has occurred and is continuing, or (ii) any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $10,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance (without taking into consideration any applicable deductible) exceeds $5,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Subject to the terms of the Intercreditor Agreement, such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted, an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law and the Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Revolver Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts constitute Eligible Accounts, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law or the Intercreditor Agreement. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Revolver Loans held by one Lender without accelerating and demanding payment of all other Revolver Loans, nor to terminate the Revolver Commitments of one Lender without terminating the Revolver Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Lenders authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Revolver Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor- in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may

appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10 Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (c) requests compensation under Section 3.7, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11 Remittance of Payments and Collections.

12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

12.15 Intercreditor Agreement. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to enter into or otherwise become bound by the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions thereof. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and agrees that it shall not take any action that is prohibited by or inconsistent with the terms of the Intercreditor Agreement. No further consent or approval on the part of any Lender is or will be required in connection with the performance by the Agent of the Intercreditor Agreement. Each holder of the Revolver Commitments or Obligations, by its acceptance hereof, irrevocably agrees to be bound by the terms, conditions and provisions of the Intercreditor Agreement.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Revolver Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Revolver Loan or Revolver Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Revolver Loan or Revolver Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Revolver Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Revolver Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no assignee of interests shall be entitled to receive any greater payment under Section 5.9 than the applicable grantor of such assignment would have been entitled to receive with respect to the assigned interest had no such assignment been made, and no assignee shall be entitled to the benefits of Section 5.9 unless Borrower Agent is notified of the assignment and such assignee has complied with the requirements of Section 5.10.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Revolver Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definition of Availability Block, Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, or increase total Revolver Commitments except as provided in Section 2.2; (v) release all or a substantial portion of the Collateral except as required under the Intercreditor Agreement; or (vi) release all or substantially all of the Guarantors from liability under their respective Guaranties; and

(e) so long as there are only two Lenders consisting of Bank of America and Wachovia Capital Financial Corporation (New England), no modification shall be effective that would amend (i) the financial covenants in Section 10.3 or any of the definitions used in such financial covenants if the amendment results in less restrictive financial covenants, (ii) the definitions of “Dominion/Covenant Trigger Event” or “Reporting Trigger Event,” in each case, without the prior written consent of all Lenders.

14.1.2 Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter, Intercreditor Agreement or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control. It is expressly acknowledged and agreed that Agent and Lenders’ rights and remedies hereunder are subject to the terms and conditions of the Intercreditor Agreement, and in the event of any conflict between the Loan Documents and the Intercreditor Agreement, the Intercreditor Agreement shall control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a non-confidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13 [INTENTIONALLY OMITTED].

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15 Consent to Forum; Arbitration.

14.15.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2 Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Agent’s option, foreclosure under a Mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

SPANSION LLC, a Delaware limited liability company

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

Address:	915 DeGuigne Drive
P.O Box 3453
Sunnyvale, CA 94088
Attn: General Counsel
Telecopy: (408) 774-7443

PARENT:

SPANSION INC., a Delaware corporation

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

Address:	915 DeGuigne Drive
P.O Box 3453
Sunnyvale, CA 94088
Attn: General Counsel
Telecopy: (408) 774-7443

Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Steven W. Sharp
Name:	Steven W. Sharp
Title:	Vice President

Address:	Bank of America, N.A.
55 South Lake Avenue, Suite 900
Pasadena, CA 91101
Attn: Steven W. Sharp, Vice President
Telecopy: (877) 207-2452

Loan and Security Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND),
as a Lender

By:	/s/ Jeff Royston
Name:	Jeff Royston
Title:	Vice President
Address:	2450 Colorado Ave. STE 3000 W
Santa Monica, CA 90404

Loan and Security Agreement

EXHIBIT A

to

Loan and Security Agreement

REVOLVER NOTE

[Date]	$	[City, State of Governing Law]

SPANSION LLC, a Delaware limited liability company (“Spansion”) and certain of Spansion’s subsidiaries party hereto (such subsidiaries together with Spansion, individually, a “Borrower” and, collectively, the “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of          (“Lender”), the principal sum of          DOLLARS ($        ), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of May 10, 2010, among Borrowers, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Revolver Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Revolver Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Revolver Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Revolver Note is hereby authorized by Borrowers to record on a schedule annexed to this Revolver Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Revolver Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Revolver Note. Each Borrower and all endorsers, sureties and guarantors of this Revolver Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Revolver Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Revolver Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Revolver Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Revolver Note is collected by or through an attorney-at-law.

A-1

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Revolver Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Revolver Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Revolver Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Revolver Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:

Secretary	By
Title:
[Seal]

Attest:

Secretary	By
Title:
[Seal]

Attest:

Secretary	By
Title:
[Seal]

A-2

Exhibit B

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of May 10, 2010, as amended (“Loan Agreement”), among SPANSION INC., a Delaware corporation (“Parent”), SPANSION LLC, a Delaware limited liability company (“Spansion”) and certain of Spansion’s subsidiaries party hereto (such subsidiaries together with Spansion, individually, a “Borrower” and, collectively, the “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

                              (“Assignor”) and                      (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $         of Assignor’s outstanding Revolver Loans and $         of Assignor’s participations in LC Obligations, and (b) the amount of $         of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments), (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $        , and the outstanding balance of its Revolver Loans and participations in LC Obligations is $        ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Revolver Note[s] held by it and requests that Agent exchange such Revolver Note[s] for new Revolver Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of California. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a) If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b) If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No. ___________________________________

Account No. ________________________________
Reference: __________________________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No. ___________________________________

Account No. ________________________________
Reference: __________________________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

Exhibit C

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of May 10, 2010, as amended (“Loan Agreement”), among SPANSION INC., a Delaware corporation (“Parent”), SPANSION LLC, a Delaware limited liability company (“Spansion”) and certain of Spansion’s subsidiaries party hereto (such subsidiaries together with Spansion, individually, a “Borrower” and, collectively, the “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of         , 20     (“Assignment Agreement”), between                              (“Assignor”) and                      (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $         of Assignor’s outstanding Revolver Loans and $         of Assignor’s participations in LC Obligations, and (b) the amount of $         of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $        , and Assignee’s Revolver Commitment to be increased by $        .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

C-1

IN WITNESS WHEREOF, this Assignment Notice is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,
as Agent

By
Title:

C-2